Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR SECOND QUARTER

Newport, New Hampshire – July 15, 2005– New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the six months ended June 30, 2005 of $2,552,710 or $0.59 per share (assuming dilution) compared to $2,933,000 or $0.69 per share (assuming dilution) for the first six months of 2004, a decrease of 12.97%. For the quarter ended June 30, 2005, net income totaled $1,295,631, or $.30 per share (assuming dilution) compared to $1,279,071, or $.30 per share (assuming dilution) for the same period last year, an increase of 1.29%. The Company’s returns on average assets and equity for the six months ended June 30, 2005 were 0.84% and 11.50%, respectively, compared to 1.02% and 15.68%, respectively, for the same period in 2004.

During the second quarter ended June 30, 2005, the Bank successfully opened branches in Enfield and Claremont, New Hampshire. In addition, the Bank opened a branch in Peterborough, New Hampshire, during the first quarter ended March 31, 2005. The decrease in net income for the first six months of 2005 primarily reflects a decrease in the amount of $542,550 in noninterest income, partially offset by an increase in net interest and dividend income. The decrease in noninterest income was primarily caused by a $175,787 decrease in the gains on the sales of loans and the absence of a pre-tax gain from the sale of investment securities in the amount of $373,410 realized during the six months ended June 30, 2004. The decrease in gains on the sales of loans reflects the slowdown in mortgage loan refinancings. Total loan production for the six months ended June 30, 2005 was $110,313,435 compared to $160,749,649 for the same period ended June 30, 2004. Net interest and dividend income increased from $9,177,883 for the six months ended June 30, 2004 to $9,800,139 for the six months ended June 30, 2005, an increase of 6.78%. The increase in net interest and dividend income was the result of an increase in loans outstanding during 2005. The increase in the amount of $16,560 in net income for the three months ended June 30, 2005 resulted primarily from a $354,731 increase in net interest and dividend income. The increase in net interest and dividend income was offset in part by a decrease in the amount of $44,660 in noninterest income, due to a drop in the gains on the sales of loans, and operating expenses associated with the opening of the three new branch offices.

Total assets amounted to $628,312,719 at June 30, 2005 compared to $604,905,230 at June 30, 2004. Loans held in portfolio increased by $48,706,341, to $443,833,813, or 12.33%, from $395,127,472 at June 30, 2004. Total deposits increased by $14,917,747, or 3.45%, to $446,791,250 at June 30, 2005 from $431,873,503 at June 30, 2004, due primarily to the opening of three new branch offices. Advances from the Federal Home Loan Bank increased by $25,000,000 from June 30, 2004, to $95,000,000 at June 30, 2005, as the Bank utilized advances to fund loan demand.

Shareholders’ equity of $45,379,612 at June 30, 2005 resulted in a book value of $10.84 per share, based on 4,187,580 shares of common stock outstanding, an increase of $0.97 per share from a year ago. As previously announced, a regular quarterly dividend of $.125 per share is payable on July 29, 2005 to shareholders of record as of July 22, 2005.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through seventeen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Six Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
Interest and Dividend Income	$6,981,264	$6,221,852	$13,677,747	$12,242,873
Interest Expense	2,096,814	1,692,133	3,877,608	3,064,990
Net Interest and Dividend Income	4,884,450	4,529,720	9,800,139	9,177,883
Provision for Loan Losses	—	24,999	—	49,998
Non-interest Income	882,248	926,908	1,661,197	2,203,747
Noninterest Expense	3,709,945	3,347,820	7,360,364	6,586,143
Net Income	1,295,631	1,279,071	2,552,710	2,933,000
Earnings Per Common Share, basic (1)	$0.31	$0.31	$0.61	$0.71
Earnings Per Common Share, assuming dilution (1) (2)	$0.30	$0.30	$0.59	$0.69
Dividends Declared (1)	$0.13	$0.11	$0.25	$0.23

	As of 6/30/05	As of 6/30/04
Total Assets	$628,312,719	$604,905,230
Loans, net	443,833,813	395,127,472
Reserve for Loan Losses	3,994,794	3,941,460
Investment Securities, net	123,725,986	154,211,111
Federal Home Loan Bank Overnight Deposit	4,600,000	3,300,000
Total Deposits	446,791,250	431,873,503
Federal Home Loan Bank Advances	95,000,000	70,000,000
Guaranteed Preferred Beneficial Interest in Junior Subordinated Debentures	—	16,400,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	45,379,612	40,986,638
Shares Outstanding (1)	4,187,580	4,150,866
Book Value of Shares Outstanding	10.84	9.87
Tier I Capital to Assets	7.96%	7.17%
Return on Average Assets	0.84%	1.02%
Return on Average Equity	11.50%	15.68%
Non-performing Assets as a % Total Assets	0.02%	0.06%

(1)	2004 values adjusted for 2-for-1 stock split
(2)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.